News Release
Berry Petroleum Company       Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com
Bakersfield, California 93309-0640
Internet:www.bry.com                  NYSE:BRY


Contacts:  Jerry V. Hoffman, Chairman, President & CEO
Ralph J. Goehring, Senior Vice President & CFO
April 8, 2003                     For Immediate Release


                 BERRY PETROLEUM COMPANY ANNOUNCES A
          10% DIVIDEND INCREASE AND A 10% SPECIAL DIVIDEND

     Bakersfield, California - Berry Petroleum Company (NYSE:BRY) today announced that its Board of Directors has authorized a 10% increase in its quarterly dividend and a special dividend of $.04 per share. The Company has approximately 21.8 million shares presently outstanding.

     The  special dividend of $.04 per share will be paid on  May  2,
2003 to shareholders of record on April 18, 2003. The regular quarterly dividend is being increased by 10%, from $.10 to $.11 per share, beginning with the June 2003 dividend and is payable on June 27, 2003 to shareholders of record on June 12, 2003.

     Jerry Hoffman, Chairman, President and Chief Executive Officer stated, "We believe our shares provide an excellent investment opportunity as we have delivered consistent strong rates of return on equity, with a three year average of 18%, and on capital employed, with a three year average of 21%. The Company has increased its earnings and revenues significantly in the last several years and the Company is anticipating another strong year in 2003. These results have enabled the Company to return a portion of the increased cash flow to our shareholders in the form of a one-time special dividend and a dividend increase. We continue to actively pursue acquisition opportunities, and we believe this dividend increase will not impact our growth activities."

     Berry Petroleum Company is a publicly traded independent oil and gas production company with approximately 101.7 million barrels of proved reserves at year end 2002 and nearly 100 megawatts of electrical generating capacity.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

                       Exhibit 99.1